Exhibit 99.1

ARKO Petroleum Corp. Reports First Quarter 2026 Results

ARKO Petroleum Corp. (Nasdaq: APC) (“APC” or the “Company”), one of the largest wholesale fuel distributors in the United States, today announced financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Key Highlights (vs. Year-Ago Period) 1,2

•
Net income for the quarter increased to $8.1 million compared to $4.5 million.
•
Adjusted EBITDA for the quarter increased to $36.4 million compared to $30.9 million.
•
Net cash provided by operating activities for the quarter was $6.6 million compared to $14.9 million.
•
Discretionary Cash Flow for the quarter was $25.0 million compared to $17.1 million.
•
Total debt, net was $184.5 million and Net Debt was $313.5 million, in each case, as of March 31, 2026.

Other Key Highlights

•
The Company completed its initial public offering of 12,570,223 shares of its Class A common stock at a price to the public of $18.00 per share (the “IPO”) including the exercise by the underwriters of their overallotment option, representing an aggregate of 26.4% of the economic interests in the Company.
•
The Company applied $206.7 million of proceeds from the IPO to reduce debt during the quarter and strengthened an already conservative balance sheet, creating further financial flexibility for the Company.
•
As part of the ongoing transformation plan of the Company's controlling stockholder, ARKO Corp. (Nasdaq: ARKO) ("ARKO"), 41 ARKO retail convenience stores that sell fuel ("ARKO Retail Sites") were converted to dealer locations in the Company's wholesale segment during the first quarter of 2026, bringing total conversions since program inception in 2024 to 450 sites. ARKO has approximately 75 additional sites committed either under letter of intent, under contract or already converted since quarter end. The Company expects to complete these conversions, along with additional conversions, by the end of 2026.
•
The Company continues to target 20 new-to-industry fleet fueling locations with openings in 2026, with one opened in March 2026, and 17 of which are in process, reflecting the attractive, durable cash flow profile of its fleet fueling business.

“We are excited to share that APC delivered strong year-over-year growth, in its first quarter as a public company, continuing on the momentum we built through the end of 2025,” said Arie Kotler, Chairman, President and Chief Executive Officer of APC. “We saw growth in operating income across all three of our segments, which underscores the resilience of our platform, enabling us to perform even during volatile market conditions. With our low leverage, and liquidity of approximately $731 million, we are well-positioned to grow share in a highly fragmented industry through new to industry builds in our fleet fueling segment and through disciplined, accretive M&A in our wholesale segment and to drive long-term shareholder value.”

First Quarter 2026 Segment Highlights

Wholesale Segment

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon (other than related party) exclude the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Fuel gallons sold – fuel supply locations	198,400	191,077
Fuel gallons sold – consignment agent locations	35,540	36,515
Fuel contribution [1] – fuel supply locations	$12,662	$11,453
Fuel contribution [1] – consignment agent locations	$10,229	$8,594
Fuel margin, cents per gallon [2] – fuel supply locations	6.4	6.0
Fuel margin, cents per gallon [2] – consignment agent locations	28.8	23.5

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Note: Comparable wholesale sites exclude wholesale sites added through ARKO Retail Sites converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. Refer to Use of Non-GAAP Measures below.

For the first quarter of 2026, wholesale operating income increased by $4.4 million compared to the first quarter of 2025 as a result of additional operating income from ARKO Retail Sites converted to dealer locations combined with increased operating income at comparable wholesale sites.

For the first quarter of 2026, fuel contribution increased by $2.8 million compared to the first quarter of 2025. Fuel contribution for the first quarter of 2026 at fuel supply locations increased by $1.2 million due to incremental contribution from ARKO Retail Sites converted to dealer locations, which was partially offset by lower fuel contribution at comparable wholesale sites. Fuel contribution for the first quarter of 2026 at consignment agent locations increased $1.6 million due to incremental contribution from ARKO Retail Sites converted to dealer locations and higher fuel contribution at comparable wholesale sites. As compared to the first quarter of 2025, fuel margin per gallon increased 0.4 cents per gallon at fuel supply locations and 5.3 cents per gallon at consignment agent locations, primarily as a result of significant volatility in the fuel market due to the geopolitical environment and increased prompt pay discounts related to higher fuel costs.

For the first quarter of 2026, other revenues, net increased by $6.2 million, and site operating expenses increased by $5.2 million, in each case as compared to the first quarter of 2025, resulting primarily from ARKO Retail Sites converted to dealer locations.

Fleet Fueling Segment

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	30,517	31,918
Fuel gallons sold – third-party cardlock locations	3,446	3,175
Fuel contribution [1] – proprietary cardlock locations	$15,942	$14,706
Fuel contribution [1] – third-party cardlock locations	$803	$596
Fuel margin, cents per gallon [2] – proprietary cardlock locations	52.2	46.1
Fuel margin, cents per gallon [2] – third-party cardlock locations	23.4	18.7

[1] Calculated as fuel revenue less fuel costs; excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution for the first quarter of 2026 increased by $1.4 million compared to the first quarter of 2025. At proprietary cardlocks, fuel contribution increased by $1.2 million, and fuel margin per gallon also increased for the first quarter of 2026 compared to the first quarter of 2025. At third-party cardlock locations, fuel contribution increased $0.2 million, and fuel margin per gallon also increased for the first quarter of 2026 compared to the first quarter of 2025. These increases were primarily due to favorable diesel margins as a result of significant volatility in the fuel market due to the geopolitical environment.

GPMP Segment

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Fuel gallons sold – inter-segment	255,342	222,858
Fuel gallons sold – related party locations	182,732	211,660
Fuel contribution [1] – related party locations	$10,965	$10,583
Fuel margin, cents per gallon [2] – fuel supply locations	6.0	5.0

[1] Calculated as fuel revenue less fuel costs.
[2] Calculated as fuel contribution divided by fuel gallons sold.

For the first quarter of 2026, fuel revenue – related party decreased by $59.9 million, or 10.4%, compared to the first quarter of 2025, primarily driven by a $28.9 million, or 13.7%, decrease in gallons sold, reflecting the challenging macroeconomic environment as well as severe weather conditions in the quarter in several markets in which the Company operates, as well as the impact from ARKO Retail Sites converted to dealer locations, which was partially offset by an increase in the average price of fuel in the first quarter of 2026 compared to the first quarter of 2025.

Fuel contribution – related party increased by $0.4 million for the first quarter of 2026, compared to the first quarter of 2025, primarily due to an increase in the fixed margin from 5.0 cents per gallon sold for the first quarter of 2025 to 6.0 cents per gallon sold for the first quarter of 2026, partially offset by fewer gallons sold to ARKO Retail Sites.

Liquidity and Capital Expenditures

As of March 31, 2026, the Company’s total liquidity was approximately $731 million, consisting of approximately $22 million of cash and cash equivalents and approximately $709 million of availability under the Company's lines of credit. Total debt, net was approximately $184.5 million, resulting in Net Debt (as defined below) of approximately $313.5 million. The IPO bolstered the Company's liquidity position, as the Company used the net proceeds to repay $206.7 million of indebtedness during the quarter. For the quarter ended March 31, 2026, maintenance capital expenditures were $2.5 million and growth capital expenditures were $3.5 million, including the investments in NTI fleet fueling locations, purchase of fuel dispensers and other investments in the Company's sites.

Quarterly Dividend

The Board declared a quarterly dividend of $0.26 per share of common stock which was paid on April 21, 2026 to stockholders of record as of April 10, 2026. This dividend was in respect of the pro-rata portion of the first quarter of 2026 during which the Company was public, and is consistent with an expected annual dividend rate of $2.00 per share. For illustrative purposes, this anticipated annual dividend represents an 11% to 10% dividend yield at a share price of $18.50 to $19.50 per share. The Company's dividend for the second quarter of 2026 is expected to be $0.50 per share of common stock to be paid after the Company releases its second quarter results.

Segment Update

The following tables present certain information regarding changes in the wholesale, fleet fueling and GPMP segments for the periods presented:

	For the Three Months Ended March 31,
Wholesale Segment [1]	2026	2025
Number of sites at beginning of period	2,099	1,922
Newly opened or reopened sites [2]	11	6
ARKO Retail Sites converted to consignment or fuel supply locations	41	59
Closed or divested sites	(25)	(26)
Number of sites at end of period	2,126	1,961

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended March 31,
Fleet Fueling Segment	2026	2025
Number of sites at beginning of period	295	280
Newly opened or reopened sites	1	1
Closed or divested sites	(4)	(1)
Number of sites at end of period	292	280

	For the Three Months Ended March 31,
GPMP Segment – related party sites (ARKO Retail Sites)	2026	2025
Number of sites at beginning of period	1,095	1,356
Newly opened or reopened sites	2	1
ARKO Retail Sites converted to consignment or fuel supply locations	(41)	(59)
Sites closed, divested or converted to rental	—	(2)
Number of sites at end of period	1,056	1,296

Full Year 2026 Guidance

The Company is not revising its guidance disclosed in March 2026, and currently expects full year 2026 Adjusted EBITDA and Discretionary Cash Flow to be approximately $156 million and approximately $110 million, respectively.

The Company is not currently providing reconciliations of Adjusted EBITDA to net income or Discretionary Cash Flow to net cash provided by operating activities for the year ending December 31, 2026 due to the unavailability of certain required inputs for providing forecasts of such GAAP measures, and the related reconciliations, that are not available without unreasonable efforts, including depreciation and amortization related to the Company's capital allocation as part of the Company's focus on strategic and organic growth, as well as inputs related to working capital adjustments.

Conference Call and Webcast Details

The Company will host a conference call today, May 11, 2026, to discuss these results at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-407-8306 or 201-689-8481.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkopetroleum.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Petroleum Corp.

ARKO Petroleum Corp. (Nasdaq: APC) is a growth-oriented, fuel distribution company and one of the largest wholesale fuel distributors by gallons in North America, supplying approximately 2 billion gallons of fuel annually to customers in approximately 3,500 locations in the District of Columbia and more than 30 states across the Mid-Atlantic, Midwestern, Northeastern, Southeastern, and Southwestern United States. We are engaged in (i) wholesale activity, which includes the supply of fuel to gas stations operated by third-party dealers, (ii) fleet fueling, which includes the operation of proprietary and third-party cardlock locations (unstaffed fueling locations) and the issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites, and (iii) the wholesale distribution of fuel to substantially all of the retail convenience stores that sell fuel operated by ARKO Corp., our parent company (Nasdaq: ARKO), one of the largest operators of convenience stores in the United States. To learn more about APC, visit: www.arkopetroleum.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its Class A common stock on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; the success of ARKO's transformation plan and its effect on the Company, including the dealerization of retail stores; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “comparable wholesale sites” basis, which is a non-GAAP measure. Information disclosed on a “comparable wholesale sites” basis excludes wholesale sites added through ARKO Retail Sites converted to dealer locations until the first quarter in which these sites had a full quarter of wholesale activity in the prior year. The Company believes that this information is useful for its investors, securities analysts, and other interested parties by providing greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

The Company defines Net Debt as the sum of total debt, net, financing leases and financial liabilities, less cash and cash equivalents. Net Debt is used by management to measure the effective level of our indebtedness.

The Company defines the Ratio of Net Debt to Adjusted EBITDA as the ratio derived by dividing Net Debt by Adjusted EBITDA. The Ratio of Net Debt to Adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity, and the Company believes it provides useful information for investors as a representation of its financial strength by presenting the sustainability of its debt levels and its ability to take on additional debt against Adjusted EBITDA, which is used as an operating performance measure. The Ratio of Net Debt to Adjusted EBITDA is also frequently used by investors and credit rating agencies to analyze the Company's operating performance.

The Company defines Discretionary Cash Flow as net cash provided by operating activities, (i) less changes in operating assets and liabilities, maintenance capital expenditures, charges to allowance for credit losses, and non-cash rent expense, and (ii) plus acquisition costs, amortization of deferred income net of prepaid to related party, and certain other expenses (income). Discretionary Cash Flow will not reflect changes in working capital balances. Discretionary Cash Flow is a liquidity measure the Company and third parties, such as industry analysts, investors, lenders, rating agencies and others, use to assess its ability to internally fund its acquisitions, pay dividends, and service or incur additional debt. The Company believes that the presentation of Discretionary Cash Flow provides useful information to investors, securities analysts, and other interested parties for evaluating its liquidity.

EBITDA, Adjusted EBITDA, Net Debt, the Ratio of Net Debt to Adjusted EBITDA and Discretionary Cash Flow should not be considered as alternatives to any financial measure presented in accordance with GAAP, including net income and net cash provided by operating activities. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation, or as substitutes for the analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, comparable wholesale sites, EBITDA, Adjusted EBITDA, Net Debt, the Ratio of Net Debt to Adjusted EBITDA and Discretionary Cash Flow, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company and Investor Contact

Jordan Mann

ARKO Petroleum Corp.

investors@arkopetroleum.com

	Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$807,598	$756,798
Fuel revenue – related party	514,484	574,416
Other revenues, net	19,102	12,957
Other revenues, net – related party	3,181	3,155
Total revenues	1,344,365	1,347,326
Operating expenses:
Fuel costs	767,142	720,211
Fuel costs – related party	503,519	563,833
Site operating expenses, including allocated expenses	26,928	22,017
General and administrative expenses, including allocated expenses	10,814	10,748
Depreciation and amortization, including allocated expenses	14,787	13,503
Total operating expenses	1,323,190	1,330,312
Other expenses, net	1,063	1,195
Operating income	20,112	15,819
Interest and other financial income, including allocated income	209	138
Interest and other financial expenses, including allocated expenses	(9,236)	(9,750)
Income before income taxes	11,085	6,207
Income tax expense	(3,003)	(1,674)
Net income	$8,082	$4,533
Net income per share – basic and diluted	$0.20	$0.13
Weighted average shares outstanding:
Basic and diluted	41,104	35,000

	Condensed Consolidated Balance Sheets

	March 31, 2026	December 31, 2025
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$21,669	$15,556
Restricted cash	736	—
Trade receivables, net	151,493	80,832
Inventory	30,090	23,093
Other current assets	47,122	43,054
Total current assets	251,110	162,535
Non-current assets:
Property and equipment, net	265,882	262,743
Right-of-use assets under operating leases	423,694	415,179
Right-of-use assets under financing leases, net	61,809	62,739
Goodwill	76,687	76,687
Intangible assets, net	149,107	154,326
Deferred tax asset	73,270	70,934
Other non-current assets	70,779	68,331
Total assets	$1,372,338	$1,273,474
Liabilities
Current liabilities:
Long-term debt, current portion	$1,461	$6,783
Accounts payable	121,904	75,224
Other current liabilities	84,320	53,586
Operating leases, current portion	29,570	27,820
Financing leases, current portion	2,183	2,095
Total current liabilities	239,438	165,508
Non-current liabilities:
Long-term debt, net	183,080	385,247
Asset retirement obligation	49,429	47,571
Operating leases	444,156	431,364
Financing leases	94,101	94,638
Other non-current liabilities	117,639	113,031
Total liabilities	1,127,843	1,237,359

Total net investment	—	36,115
Total stockholders' equity	244,495	—
Total liabilities and stockholders' equity / total net investment	$1,372,338	$1,273,474

	Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Cash flows from operating activities:
Net income	$8,082	$4,533
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,787	13,503
Deferred income taxes	395	(1,869)
Loss on disposal of assets and impairment charges, net	455	1,170
Amortization of deferred financing costs	512	372
Amortization of deferred income	(2,407)	(2,144)
Amortization of prepaid to related party	764	1,084
Accretion of asset retirement obligation	330	249
Non-cash rent	176	726
Charges to allowance for credit losses	279	206
Share-based compensation	348	262
Fair value adjustment of financial assets and liabilities	—	31
Other operating activities, net	—	20
Changes in assets and liabilities:
Increase in trade receivables	(70,940)	(14,320)
(Increase) decrease in inventory	(6,997)	743
Increase in other assets	(4,943)	(145)
Increase in related party assets	(3,323)	(2,996)
Increase in accounts payable	46,680	5,010
Increase in other current liabilities	19,567	1,723
Decrease in asset retirement obligation	(172)	(292)
Increase in non-current liabilities	2,965	7,056
Net cash provided by operating activities	6,558	14,922
Cash flows from investing activities:
Purchase of property and equipment	(5,845)	(6,728)
Proceeds from sale of property and equipment	31	7
Net cash used in investing activities	(5,814)	(6,721)
Cash flows from financing activities:
Repayment of long-term debt	(209,440)	(614)
Principal payments on financing leases	(494)	(255)
Proceeds from issuance of Class A shares in IPO, net of underwriting discounts and commissions	210,426	—
Payment of IPO costs	(1,617)	—
Pre-IPO net transfers from (to) ARKO Parent	7,230	(7,541)
Net cash used in (provided by) financing activities	6,105	(8,410)
Net increase (decrease) in cash and cash equivalents and restricted cash	6,849	(209)
Cash and cash equivalents and restricted cash, beginning of period	15,556	25,341
Cash and cash equivalents and restricted cash, end of period	$22,405	$25,132

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of Net income to EBITDA and Adjusted EBITDA, Net cash provided by operating activities to Discretionary cash flow, and Adjusted EBITDA to Discretionary cash flow
	For the Three Months Ended March 31,		For the Twelve-Months Ended
	2026	2025	March 31, 2026
	(in thousands)
Net income	$8,082	$4,533	$36,276
Interest and other financing expenses, net	9,027	9,612	41,507
Income tax expense	3,003	1,674	10,441
Depreciation and amortization	14,787	13,503	56,012
EBITDA	34,899	29,322	144,236
Acquisition costs (a)	656	107	1,041
Loss on disposal of assets and impairment charges (b)	455	1,170	3,843
Share-based compensation expense (c)	348	262	1,083
Adjustment to contingent consideration (d)	—	(66)	(2,141)
Taxes paid in arrears (e)	—	—	178
IPO Costs (f)	—	—	565
Other (g)	4	91	184
Adjusted EBITDA	$36,362	$30,886	$148,989

Net cash provided by operating activities	$6,558	$14,922
Changes in operating assets and liabilities (h)	19,149	3,196
Maintenance capital expenditures (i)	(2,525)	(1,318)
Acquisition costs (a)	656	107
Amortization of deferred income, net of prepaid to related party	1,643	1,060
Charges to allowance for credit losses	(279)	(206)
Non-cash rent expense (j)	(176)	(726)
Other (k)	(6)	87
Discretionary Cash Flow	$25,020	$17,122

Adjusted EBITDA	$36,362	$30,886
Cash received for interest	209	138
Cash paid for interest and allocated interest	(8,386)	(9,040)
Cash paid for taxes	(640)	(3,544)
Maintenance capital expenditures (i)	(2,525)	(1,318)
Discretionary Cash Flow	$25,020	$17,122

(a) Eliminates costs incurred that are directly attributable to business acquisitions and salaries of employees whose primary job function is to execute the Company's acquisition strategy and facilitate integration of acquired operations.

(b) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(c) Eliminates non-cash share-based compensation expense related to the Company's and ARKO Parent's equity incentive program to incentivize, retain, and motivate the Company's employees and certain of ARKO Parent's employees.

(d) Eliminates fair value adjustments primarily related to the contingent consideration owed to the seller for the Empire acquisition, which closed in 2020.
(e) Eliminates the payment of historical fuel and other tax amounts for multiple prior periods.
(f) Eliminates one-time costs incurred related to the Company's IPO, which closed on February 13, 2026.
(g) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(h) Excludes the change in current tax liabilities and accrued interest of $2.0 million and $0 for the three months ended March 31, 2026 and 2025, respectively.

(i) Maintenance capital expenditures are capital expenditures made to maintain the Company's long-term operating income or operating capacity, while growth and acquisition capital expenditures are capital expenditures that the Company expects will increase its operating income or operating capacity over the long-term.

(j) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

(k) Includes other unusual or non-recurring items.

	Reconciliation of Total debt, net to Net Debt
	As of March 31, 2026		As of December 31, 2025
	(in thousands, except ratios)
Total debt, net	$184,541		$392,030
Financing leases	96,284		96,733
Financial liabilities	54,349		53,365
Cash and cash equivalents	(21,669)		(15,556)
Net Debt	$313,505		$526,572
Ratio of total debt, net to net income	5.1	x	12.0	x
Ratio of Net Debt to Adjusted EBITDA	2.1	x	3.7	x

Supplemental Disclosures of Segment Information

Wholesale Segment

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$673,855	$630,060
Other revenues, net	16,530	10,352
Other revenues, net – related party	524	—
Total revenues	690,909	640,412
Operating expenses:
Fuel costs [1]	650,964	610,013
Site operating expenses, including allocated expenses	16,933	11,769
Total operating expenses	667,897	621,782
Operating income	$23,012	$18,630

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Revenues:
Fuel revenue	$127,299	$118,406
Other revenues, net	2,241	2,118
Total revenues	129,540	120,524
Operating expenses:
Fuel costs [1]	110,554	103,104
Site operating expenses	7,031	6,428
Total operating expenses	117,585	109,532
Operating income	$11,955	$10,992

[1] Excludes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.

GPMP Segment

	For the Three Months Ended March 31,
	2026	2025
	(in thousands)
Revenues:
Fuel revenue – inter-segment [1]	$722,484	$592,088
Fuel revenue – related party [1]	514,484	574,416
Fuel revenue – third party customers	—	496
Other revenues, net	171	155
Other revenues, net – inter-segment [1]	767	2,060
Other revenues, net – related party [1]	714	652
Total revenues	1,238,620	1,169,867
Operating expenses:
Fuel costs – inter-segment	707,163	580,944
Fuel costs – related party	503,519	563,833
Fuel costs – third party customers	—	496
General and administrative expenses	510	828
Depreciation and amortization	1,812	1,840
Total operating expenses	1,213,004	1,147,941
Operating income	$25,616	$21,926

[1] Includes the fixed margin or fixed fee paid to the GPMP segment for the cost of fuel.